HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Cash Flow
             For the Three Months Ended December 30, 1997 and 1996
                Increase (Decrease) in Cash and Cash Equivalents
                                  (Unaudited)

                                                   Three Months Ended
                                                      December 31,
                                                 1997              1996
Cash Flows from Operating Activities:
  Interest Received                         $  17,294         $  43,275
  Other Income Received                           227               736
  Interest Paid                                   -0-           (24,695)
  Legal, Audit and Management Fees Paid       (11,056)           (7,950)
  Cash Paid to Suppliers for
    Operating Expenses                         (5,325)             (461)

  Net Cash Provided
    by Operating Activities                 $   1,140         $  10,905

Cash Flow from Investing Activities:
  Principal Collected on Sale of Tanglefoot
    Apartments Contract                           -0-             3,498
  Principal Collected on Real Estate
    Contracts                                   2,179               -0-
  Purchase of Real Estate Contracts               -0-            (2,223)
  Payment on Real Estate Mortgage                 -0-           (21,305)
  Buyers Escrow Received (Paid)                 2,622            12,098
  Tax Certificates Collected                    1,434             2,049

    Net Cash Provided (Used)
      by Investing Activities               $   6,235         $  (5,883)

Cash Flow from Financing Activities:
  Loan Proceeds                             $     -0-         $  10,000
    Net Cash Provided  by
      Financing Activities                  $     -0-         $  10,000

Net Increase (Decrease) in Cash
  and Cash Equivalents                      $   7,375         $  15,022
Cash & Cash Equivalents at
  Beginning of Period                       $  10,675         $   6,479

Cash and Cash Equivalents at End of Period  $  18,050         $  21,501